                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                   SDL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                   SDL, INC.
                              80 ROSE ORCHARD WAY
                        SAN JOSE, CALIFORNIA 95134-1365

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 13, 1999

     The Annual Meeting of Stockholders (the "Annual Meeting") of SDL, Inc. (the "Company"), will be held at the Sheraton Hotel, 1100 North Mathilda Avenue, Sunnyvale, California 94089, on Thursday, May 13, 1999, at 9:00 a.m. Pacific Daylight Time, for the following purposes:

          1. To elect one Class 2 director to hold office until the 2002 annual meeting of stockholders and until his successor has been elected or appointed.

          2. To approve an amendment to the Company's 1995 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder from 850,000 shares to 1,150,000 shares.

          3. To approve an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock.

          4. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for 1999.

          5. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     The foregoing matters are described in more detail in the enclosed Proxy Statement, which is attached and made a part hereof.

     The Board of Directors has fixed the close of business on March 19, 1999 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE TO ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU SEND IN YOUR PROXY AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

                                          By Order of the Board of Directors,

                                          Michael L. Foster,
                                          Vice President, Finance and
                                          Chief Financial Officer and Secretary

San Jose, California
April 9, 1999

                MAILED TO STOCKHOLDERS ON OR ABOUT APRIL 9, 1999

                                   SDL, INC.
                              80 ROSE ORCHARD WAY
                        SAN JOSE, CALIFORNIA 95134-1365
                            ------------------------

                                PROXY STATEMENT

GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of SDL, Inc., a Delaware corporation (the "Company"), of proxies in the accompanying form for use in voting at the Annual Meeting of Stockholders to be held on Thursday May 13, 1999, at 9:00 a.m. Pacific Daylight Time, at the Sheraton Hotel, 1100 North Mathilda Avenue, Sunnyvale, California 94089, and any adjournment or postponement thereof (the "Annual Meeting"). The shares represented by the proxies received, properly dated and executed, and not revoked will be voted at the Annual Meeting.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

RECORD DATE, SHARE OWNERSHIP AND QUORUM

     The close of business on March 19, 1999 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had approximately 14,650,862 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The presence at the Annual Meeting of a majority, or approximately 7,325,432 of these shares of Common Stock of the Company, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters.

     Except where the context otherwise requires or specific reference is otherwise made, all references to numbers of shares, options to purchase shares and the exercise prices of options to purchase shares in this proxy statement do not give effect to the Company's proposed two-for-one stock split discussed in Proposals No. 2 and 3 below.

SOLICITATION AND VOTING PROCEDURES

     The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation. The Company will request brokers and nominees who hold stock in their names to furnish proxy material to beneficial owners of the shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation material to such beneficial owners.

     An automated system administered by the Company's transfer agent will tabulate votes cast by proxy at the Annual Meeting, and an employee of the transfer agent will tabulate votes cast in person at the Annual Meeting. Each share of Common Stock outstanding on the record date will be entitled to one vote on all matters. The approval of the amendment to the Company's 1995 Employee Stock Purchase Plan and the ratification of the independent auditors for the Company for the current year will require the affirmative vote of a majority of the shares of the Company's Common Stock present or represented and entitled to vote at the Annual Meeting. The amendment of the Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock will require the affirmative vote of a majority of the shares of the Company's outstanding Common Stock. Because abstentions are treated as shares present or represented and entitled to vote for the purposes of determining whether a matter has been approved by the stockholders, abstentions with respect to a matter requiring the vote of a majority of the outstanding shares of Common Stock, such as the approval of the Amendment to the Restated Certificate of Incorporation, have the same effect as negative votes. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained and effectively count as votes against Proposal No. 3, the Amendment to the Certificate of Incorporation, as amended. However, with respect to Proposals No. 2 and 4 requiring the affirmative vote of a majority of the shares present and entitled to vote, broker non-votes shall have no effect.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     The number of directors on the Board is currently fixed at six. The Company's Certificate of Incorporation divides the Company's Board of Directors into three Classes. The members of each class of directors serve staggered three-year terms. The Board is composed of two Class 1 directors (Dr. Scifres and Mr. Geeslin), two Class 2 directors (Dr. Myers and Mr. Melton) and two Class 3 directors (Dr. Schwettmann and Mr. Holbrook), whose terms will expire upon the election and qualification of directors at the Annual Meeting of Stockholders held in 2001, 1999 and 2000, respectively. In connection with Mr. Melton's decision not to stand for reelection to the Company's Board of Directors, the Board has approved an amendment to the Company's bylaws reducing the authorized number of directors from six to five, and the number of Class 2 directors from two to one, effective at the time of the Annual Meeting. At each annual meeting of stockholders, directors will be elected for a full term of three years to succeed those directors whose terms are expiring.

     In voting for directors, each stockholder is entitled to cast that number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock held by such stockholder. Such votes may be cast for one candidate or distributed in any manner among the nominees for director. However, the right to cumulate votes in favor of one or more candidates may not be exercised until the candidate or candidates have been nominated and a stockholder has given notice at the Annual Meeting of the intention to do so. The candidates receiving the highest number of affirmative votes will be elected, up to the number of directors to be elected. The persons authorized to vote shares represented by executed proxies in the enclosed form (if authority to vote for the election of directors is not withheld) will have full discretion and authority to vote cumulatively and to allocate votes among any or all of the nominees as they may determine or, if authority to vote for a specified candidate or candidates has been withheld, among those candidates for whom authority to vote has not been withheld.

     Unless marked otherwise, proxies received will be voted FOR the election of the nominee named below. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will ensure the election of the nominee listed below.

     One Class 2 director is to be elected at the Annual Meeting to serve until the 2002 Annual Meeting of Stockholders or until a successor is duly elected or appointed and qualified or until the director's earlier resignation or removal. The Board has no reason to believe that the person named below will be unable or unwilling to serve as a nominee or as a director, if elected.

     Certain information about the nominee for Class 2 director is furnished below:

     Dr. Myers has been a Director of the Company since December 1992. Dr. Myers is Senior Vice President, Corporate Research and Technology of Xerox Corporation, responsible for worldwide research and technology. Since joining Xerox in 1964, Dr. Myers has held several research and engineering positions. He was named Vice President and Manager of the Webster Research Center in 1984. He was elected Corporate Vice President in May 1989 and was named to his current position in February 1992. Dr. Myers earned a B.S. degree in geology and physics from Earlham College, Richmond, Indiana, in 1960 and a Ph.D. in material sciences from Pennsylvania State University in 1964.

The Board of Directors recommends a vote FOR the election of the nominee named.

RELATIONSHIPS AMONG DIRECTORS OR EXECUTIVE OFFICERS

     There are no family relationships among any of the directors or executive officers of the Company.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Company's Board of Directors met eight times during 1998. None of the directors attended fewer than 75% of all the meetings of the Board and those committees of the Board on which he served. Directors of the Company who are not employees of the Company receive automatic grants under the SDL, Inc. 1995 Stock Option Plan (the "Option Plan") of options to purchase 9,000 shares upon initial election to the Board and 1,500 shares annually thereafter for continuing directors following each annual meeting of stockholders. In addition, in November 1996, the Board of Directors approved a non-employee director compensation package consisting of (i) an annual fee of $12,000 per year, payable quarterly in arrears, and (ii) reimbursement of expenses incurred in connection with attending meetings of the Board.

     The Audit Committee currently consists of Mr. Geeslin and Mr. Holbrook. The Audit Committee, which met four times in 1998, recommends to the Board of Directors the engagement of the firm of certified public accountants to audit the financial statements of the Company for the fiscal year for which they are appointed, and monitors the effectiveness of the audit effort and the Company's financial and accounting organization and financial reporting.

     The Compensation and Stock Option Committee currently consists of Dr. Myers and Dr. Schwettmann. Its functions are to establish and review the compensation policies applicable to the Company's executive officers and to administer the Option Plan and the SDL, Inc. 1995 Employee Stock Purchase Plan (the "Purchase Plan"), including determining the individuals to receive options and the terms of such options. The Compensation and Stock Option Committee met three times in 1998.

                                 PROPOSAL NO. 2

       APPROVAL OF AN AMENDMENT TO THE 1995 EMPLOYEE STOCK PURCHASE PLAN

     The Company's stockholders are being asked to act upon a proposal to approve the action of the Board of Directors amending the Company's Purchase Plan. Ratification of the proposal requires the affirmative vote of a majority of the shares of Common Stock voting on the proposal in person or by proxy.

     The Board of Directors of the Company amended the Purchase Plan in February 1999, to effect the following, subject to stockholder approval: to increase the number of shares reserved for issuance under the Purchase Plan from 850,000 shares to 1,150,000 shares. On March 25, 1999, the Company announced that, subject to stockholder approval of the proposed amendment to the Company's Restated Certificate of Incorporation set forth in Proposal No. 3 below, it intends to declare a two-for-one split of its Common Stock, to be effected in the form of a 100% stock dividend. Upon the effectiveness of such stock split following stockholder approval of Proposal No. 3, the number of shares subject to the Purchase Plan would be increased to 2,300,000 shares.

     Amended Plan Benefits. The Board of Directors believes that the attraction and retention of high quality personnel are essential to the Company's continued growth and success and that an incentive plan such as the Purchase Plan is necessary for the Company to remain competitive in its compensation practices. In the absence of an increase in the available shares, no shares will be available for purchase under the Purchase Plan after the current Purchase Period (as defined below), except to the extent that shares are not purchased during the current Purchase Period due to the withdrawal of a plan participant.

 The Board of Directors recommends a vote FOR the ratification and approval of the amendment to the
                  Company's 1995 Employee Stock Purchase Plan.

GENERAL DESCRIPTION OF THE PURCHASE PLAN

     The following summary of the Purchase Plan, including the proposed amendment, is qualified in its entirety by the specific language of the Purchase Plan, a copy of which is available to any stockholder upon request.

     In January 1995 the Board of Directors adopted, and in February 1995 the stockholders approved, the Purchase Plan. An aggregate of 300,000 shares of the Company's Common Stock was reserved for issuance under the Purchase Plan and made available for purchase thereunder, subject to adjustment in the event of a stock split, stock dividend or other similar change in the Common Stock or the capital structure of the Company. In May 1996 the Company declared a three-for-two split of its Common Stock, which was effected in the form of a 50% stock dividend, thus increasing the number of shares then reserved for issuance under the Purchase Plan to 450,000 shares.

     The purpose of the Purchase Plan is to provide employees of the Company who participate in the Plan with an opportunity to purchase Common Stock of the Company through payroll deductions. The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify as an "employee stock purchase plan" under the provisions of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Employees of the Company and its designated subsidiaries are eligible to participate in the Purchase Plan. Directors who are not employees are not eligible to participate. In February 1998, the Board of Directors approved and in May 1998 the shareholders ratified, an amendment to the Purchase Plan increasing the number of shares available for issuance thereunder from 450,000 shares to 850,000 shares. In February 1999, subject to shareholder approval, the Board of Directors approved an amendment to the Purchase Plan increasing the number of shares available for issuance thereunder from 850,000 shares to 1,150,000 shares. As of March 19, 1999, 426,727 shares of Common Stock had been sold pursuant to the Purchase Plan at a weighted average price of $10.53 per share, with 423,273 shares available for future issuance under the Purchase Plan.

     Any person who is employed by the Company (or any of its majority-owned subsidiaries for whom the appropriate regulatory filings and action by the Board of Directors have been made) for at least 20 hours per week and more than five months in a calendar year is eligible to participate in the Purchase Plan provided that the employee is employed on the first day of a Purchase Period and subject to certain limitations imposed by Section 423(b) of the Code. Eligible employees become participants in the Purchase Plan by delivering to the Company a subscription agreement authorizing payroll deductions prior to the commencement of the applicable Purchase Period.

     Under the Purchase Plan, an option is granted to each participant at the commencement of each 24-month period (a "Purchase Period") during which deductions are made from the pay of participants (in accordance with their authorizations) and credited to their accounts under the Purchase Plan. A new 24-month Purchase Period commences each April 10 and October 10. An employee may participate in only one Purchase Period at a time. Purchases of stock are made on the last day of each of four six-month "Accrual Periods" during the Purchase Period. Each Purchase Period terminates automatically prior to the expiration of 24 months if the average fair market value of the Company's Common Stock on the last three days of an Accrual Period within the Purchase Period is less than its fair market value on the first day of the Purchase Period, and the employee will be enrolled in the new Purchase Period commencing the following day. Payroll deductions may be from 1% to 10% (in whole percentage increments) of a participant's compensation.

Participants may not make direct cash payments to their accounts. The Board of Directors or a committee thereof may establish a maximum number of shares of Common Stock which any employee may purchase under the Purchase Plan for a Purchase Period. Certain additional limitations on the amount of Common Stock which may be purchased in any calendar year are imposed by the Code.

     The price per share at which shares of Common Stock are purchased pursuant to the Purchase Plan for any Purchase Period is the lesser of (a) 85% of the fair market value of Common Stock on the date of the grant of the option (the commencement of the Purchase Period) or (b) 85% of the fair market value of Common Stock on the date of exercise of the option (the last business day of an Accrual Period). Fair market value of the Common Stock for any date is determined by averaging the closing sales prices for the Common Stock on the three trading days prior to the date of determination. On the last business day of each Accrual Period, amounts credited to the accounts of the participants who have neither been terminated from the employ of the Company (or designated subsidiary) nor withdrawn from the Purchase Plan for such Purchase Period are used to purchase shares of Common Stock. Only amounts credited to the accounts of participants may be applied to the purchase of shares of Common Stock under the Purchase Plan. The number of shares of Common Stock which may be purchased is subject to adjustment in the event of a stock split, stock dividend or other similar change in the Common Stock or the capital structure of the Company. If for any Purchase Period, the number of shares of Common Stock available for the Plan shall be insufficient, the plan administrator is authorized to apportion the remaining available shares pro rata among participating employees on the basis of their election in effect for such Purchase Period. The Company makes no cash contributions to the Purchase Plan, but bears the expenses of administration. The Purchase Plan is administered by the Compensation and Stock Option Committee, which has the authority to determine the terms and conditions under which shares are to be offered and corresponding options are to be granted under the Purchase Plan for any Purchase Period during the term of the Purchase Plan, and to resolve all questions immediately relating to the administration of the Plan. The Purchase Plan will terminate on the date preceding the tenth anniversary of its date of adoption, unless earlier terminated by the Board of Directors.

     Notwithstanding the foregoing, (i) no employee will be permitted to subscribe for shares under the Purchase Plan if, immediately after the grant of the option, the employee would own 5% or more of the voting power or value of all classes of stock of the Company or of a parent or of any of its subsidiaries (including stock which may be purchased under the Purchase Plan or pursuant to any other options), and (ii) no employee shall be granted an option which would permit the employee to buy pursuant to the Purchase Plan more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) in any calendar year.

     A participant may decrease the rate of his or her payroll deduction for the remainder of a Purchase Period by filling out the appropriate form and delivering it to the Company (or its designee). The reduced rate will become effective with the first full payroll period following ten business days after the Company receives the form unless the Company elects to process changes more quickly, and will remain in effect for the entire Purchase Period and each subsequent Purchase Period.

     A participant may also increase or decrease his or her rate of payroll deduction (to the 10% maximum allowed by the Purchase Plan) for a subsequent Purchase Period by filing a new payroll deduction authorization with the Company prior to the start of that Purchase Period. The new rate will become effective on the first day of the Purchase Period following the tenth business day after filing the new authorization and will remain in effect for the entire Purchase Period and each subsequent Purchase Period.

     A participant's interest in a given Purchase Period may be terminated in whole, but not in part, by signing and delivering to the Company a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable six-month Accrual Period. Any withdrawal by the participant of accumulated payroll deductions for a given Purchase Period automatically terminates the participant's interest in that Purchase Period. The failure to remain in the continuous employ of the Company (or a designated subsidiary) for at least 20 hours per week and more than five months in a calendar year during a Purchase Period will be deemed to be a withdrawal from that Purchase Period.

     No rights or accumulated payroll deductions of a participant under the Purchase Plan may be pledged, assigned or transferred for any reason and any such attempt may be treated by the Company as an election to withdraw from the Purchase Plan.

CERTAIN FEDERAL TAX CONSEQUENCES

     The following discussion summarizes certain tax considerations for participants in the Purchase Plan and certain tax effects to the Company. State, local and foreign tax consequences may differ.

     Amounts deducted from a participant's pay under the Purchase Plan are part of the employee's regular compensation and remain subject to federal, state and local income and employment withholding taxes. A participant will not recognize any additional income at the time the participant elects to participate in the Purchase Plan, or purchases Common Stock under the Purchase Plan.

     If a participant disposes of Common Stock purchased pursuant to the Purchase Plan within two years after the first day of the Purchase Period or within one year of the purchase of Common Stock (the "Minimum Holding Period"), the participant will recognize, for federal tax purposes, ordinary compensation income at the time of disposition of the Common Stock in an amount equal to the excess of the fair market value of the Common Stock on the day the Common Stock was purchased over the purchase price the participant paid for the Common Stock. This amount may be subject to withholding for taxes. In addition, a participant generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the disposition of the Common Stock and the participant's basis in the Common Stock (that is, the purchase price plus the amount taxed as compensation income).

     If a participant disposes of Common Stock purchased pursuant to the Purchase Plan at any time after the Minimum Holding Period, the participant will recognize, for federal tax purposes, ordinary compensation income at the time of such disposition in an amount equal to the lesser of (a) the excess (or zero if there is no excess) of the fair market value of the Common Stock at the time of such disposition over the amount paid for the Common Stock, or (b) 15% of the fair market value of the Common Stock on the first day of the Purchase Period. In addition, the participant generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the disposition of the Common Stock and the participant's basis in the stock (that is, the purchase price plus the amount, if any, taxed as compensation income).

     Although the amounts deducted from a participant's pay under the Purchase Plan generally are tax-deductible business expenses of the Company, the Company generally will not be allowed any additional deduction by reason of a participant's purchase of Common Stock under the Purchase Plan. However, if a participant disposes of Common Stock purchased pursuant to the Purchase Plan within the Minimum Holding Period, the Company should be entitled to a deduction in an amount equal to the compensation income recognized by the participant (subject to the requirements of reasonableness and perhaps, in the future, the satisfaction of a withholding obligation). If a participant disposes of Common Stock purchased under the Purchase Plan after the Minimum Holding Period, the Company will not receive any deduction for federal income tax purposes with respect to the Common Stock.

                                 PROPOSAL NO. 3

               APPROVAL OF AN AMENDMENT TO THE COMPANY'S RESTATED
             CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF
                       AUTHORIZED SHARES OF COMMON STOCK

INTRODUCTION

     The Company's Restated Certificate of Incorporation currently authorizes the issuance of twenty-two million (22,000,000) shares of capital stock of which twenty-one million (21,000,000) shares have been designated as Common Stock, with a par value of $.001 per share, and one million (1,000,000) shares have been designated Preferred Stock, with a par value of $.001 per share, of which two hundred seventy-one thousand six hundred twenty-eight (271,628) shares have been denominated as Series A Preferred Stock. The

Board of Directors in March, 1999, adopted a resolution proposing that the Restated Certificate of Incorporation be amended to increase the authorized number of shares of capital stock to seventy-one million (71,000,000) shares of which seventy million (70,000,000) shares shall be Common Stock and one million (1,000,000) shares shall be Preferred Stock, subject to stockholder approval of the amendment.

     Proposed Stock Split. At the same time that it adopted the resolution to increase the authorized capital stock, the Board of Directors declared a two-for-one stock split of the Company's Common Stock which would be effected in the form of a dividend of one additional share of Common Stock for each share of Common Stock outstanding (the "Stock Split"). Stockholders are not being asked to vote on the Stock Split, but the Stock Split will not take place unless the authorized number of shares of capital stock and Common Stock is increased as described in this Proposal No. 3. Without this increase in authorized shares, the Company would not have enough authorized but unissued shares of Common Stock to double the number of its outstanding shares in connection with the Stock Split.

     Current Use of Shares. As of March 19, 1999, the Company had approximately
14.6 million shares of Common Stock outstanding and approximately 4.0 million shares reserved for future issuance under the Company's employee stock plans, of which, currently, approximately 2.1 million are covered by outstanding options and approximately 1.9 million are available for grant or purchase. Based upon the foregoing number of outstanding and reserved shares of Common Stock, the Company currently has approximately 2.3 million shares remaining available for other purposes.

PROPOSED AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

     The Board of Directors has adopted resolutions setting forth (i) the proposed amendment to the first paragraph of Article IV. of the Company's Restated Certificate of Incorporation (the "Amendment"); (ii) the advisability of the Amendment; and (iii) a call for submission of the Amendment for approval by the Company's stockholders at the Meeting.

     The following is the text of the first paragraph of Article IV. of the Restated Certificate of Incorporation of the Company, as proposed to be amended:

     "A. Classes of Stock. The total number of shares of all classes of stock that the Corporation is authorized to issue is Seventy-One Million (71,000,000) shares, consisting of Seventy Million (70,000,000) shares of Common Stock, with a par value of $.001 per share, and One Million (1,000,000) shares of Preferred Stock, with a par value of $.001 per share, of which Two Hundred Seventy-One Thousand Six Hundred Twenty-Eight (271,628) shares are denominated as Series A Preferred Stock."

PURPOSE AND EFFECT OF THE PROPOSED AMENDMENT

     The Board of Directors believes that it is in the Company's best interest to increase the number of shares of Common Stock that SDL is authorized to issue in order to give the Company additional flexibility to maintain a reasonable stock price with future stock splits and stock dividends. On one previous occasion since the Company's initial public offering in 1995, there has been a stock dividend, functionally serving as a stock split. This action was a 3:2 stock dividend in June, 1996. As noted above, the Board of Directors has approved a Stock Split subject to the approval of the Amendment.

     The Board of Directors also believes that the availability of additional authorized but unissued shares will provide the Company with the flexibility to issue Common Stock for other proper corporate purposes which may be identified in the future, such as to raise equity capital, to adopt additional employee benefit plans or reserve additional shares for issuance under such plans, and to make acquisitions through the use of stock. Other than with respect to the foregoing Stock Split, the Board of Directors has no immediate plans, understandings, agreements, or commitments to issue any of the shares of additional Common Stock being authorized.

     The Board of Directors believes that the proposed increase in the authorized Common Stock will make available sufficient shares for use, taking into account the Stock Split, should the Company decide to use its shares for one or more of such previously mentioned purposes or otherwise. No additional action or authorization by the Company's stockholders would be necessary prior to the issuance of such additional shares, unless required by applicable law or the rules of any stock exchange or national securities association trading system on which the Common Stock is then listed or quoted. The Company reserves the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by the Board of Directors.

     Under the Company's Restated Certificate of Incorporation, the Company's stockholders do not have preemptive rights with respect to Common Stock. Thus, should the Board of Directors elect to issue additional shares of Common Stock, existing stockholders would not have any preferential rights to purchase such shares. In addition, if the Board of Directors elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on the earnings per share, voting power, and shareholdings of current stockholders.

EFFECT OF THE STOCK SPLIT

     No change in total stockholders' equity will result from the Stock Split. The aggregate amount of capital represented by the outstanding shares of Common Stock will be increased by $.001 for each share issued to effect the Stock Split and the Company's capital in excess of par value account will be reduced by the same amount. After the Stock Split, purchases and sales of Common Stock by an individual stockholder may be subject to higher brokerage charges and applicable stock transfer taxes than on a pre-split transaction of equivalent market value, due to the greater number of shares of Common Stock involved after the Stock Split. In addition, the Company will incur certain expenses in connection with the Stock Split, such as the cost of preparing and delivering to stockholders new certificates representing additional shares.

     In accordance with the terms of the Company's stock option and employee stock purchase plans, appropriate adjustments will be made upon the effectiveness of the Stock Split to the number of shares reserved for issuance under such plans and the exercise prices and number of shares covered by outstanding options.

     The Company has been advised that, based on current tax law, the Stock Split should not result in any gain or loss for Federal income tax purpose. The tax basis of every share held before the Stock Split will be allocated between the two shares held as a result of the distribution, and the holding period of the new shares will include the holding period of the shares with respect to which they were issued. The laws of jurisdictions other than the United States may impose income taxes on the issuance of the additional shares and stockholders subject to such laws are urged to consult their tax advisers.

     As noted above, the Stock Split is contingent on stockholder approval of the Amendment, but stockholders are not being asked to vote on the Stock Split.

VOTE NECESSARY TO APPROVE THE AMENDMENT

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting, assuming a quorum is present, is necessary for approval of the Amendment. Therefore, abstentions and broker non-votes (which may occur if a beneficial owner of stock where shares are held in a brokerage or bank account fails to provide the broker or the bank voting instructions as to such shares) effectively count as votes against the Amendment.

RECOMMENDATION OF THE BOARD

     The Board of Directors recommends a vote "FOR" the proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of capital stock from Twenty-Two Million (22,000,000) shares to Seventy-One Million (71,000,000). Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR approval of the Amendment.

                                 PROPOSAL NO. 4

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Ernst & Young LLP has served as the Company's independent auditors since 1983 and has been recommended to the Board of Directors as the Company's independent auditors for 1999. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, management will review its future selection of auditors. Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of Ernst & Young LLP as the independent auditors for the current year.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and they are expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification of the appointment of
                                    Ernst &
           Young LLP as the Company's independent auditors for 1999.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company and their ages as of March 19, 1999 were as follows:

            NAME               AGE                     POSITION
            ----               ---                     --------
Donald R. Scifres............  52    Chairman of the Board, Chief Executive
                                     Officer and President
Gregory P. Dougherty.........  39    Chief Operating Officer
Michael L. Foster............  52    Vice President, Finance and Chief Financial
                                     Officer and Secretary
David F. Welch...............  38    Vice President of Corporate Development and
                                     Chief Technical Officer
Keith B. Geeslin(1)..........  45    Director
Anthony B. Holbrook(1).......  59    Director
John P. Melton(2)............  62    Director
Mark B. Myers(3).............  60    Director
Frederic N. Schwettmann(3)...  59    Director

---------------
(1) Member of Audit Committee.

(2) Mr. Melton has chosen not to stand for reelection to the Board of Directors.

(3) Member of Compensation and Stock Option Committee.

     Dr. Scifres has been Chief Executive Officer, President and a member of the Board of Directors of the Company since he helped found the Company in 1983. In 1992, Dr. Scifres became Chairman of the Board. Dr. Scifres earned a B.S. degree in electrical engineering from Purdue University in 1968, and M.S. and Ph.D. degrees in electrical engineering from the University of Illinois in 1970 and 1972, respectively. From 1972 to 1983 Dr. Scifres held increasingly responsible positions at the Xerox Palo Alto Research Center including Manager of Optoelectronics and Xerox Research Fellow. Dr. Scifres is a member of the National Academy of Engineering and a Fellow of the Institute of Electrical and Electronic Engineers and the Optical Society of America, holds over 100 U.S. patents and has won a number of industry awards, including awards for commercialization of semiconductor optoelectronics and laser technology. Dr. Scifres has also served as the President of the Laser and Electro-Optics Manufacturers' Association and the IEEE Lasers and Electro-Optics Society.

     Mr. Dougherty was appointed Chief Operating Officer of the Company upon creation of the position in August 1998. He joined the Company in March 1997 as Vice President, Communications Business Unit and

Corporate Marketing and Sales. In June 1997, he was appointed Vice President Communications and Information Products. In December 1997, Mr. Dougherty was appointed Vice President, Components Group. Mr. Dougherty is also the President of SDL Optics. Prior to joining the Company, from 1989 to 1997, Mr. Dougherty was the Director of Product Management and Marketing at Lucent Technologies Microelectronics in the Optoelectronics Strategic Business Unit. From 1984 to 1989 he was employed by Laser Diode, Inc. in marketing and sales positions. Mr. Dougherty received a B.S. degree in Optics from Rochester University in 1983.

     Mr. Foster joined the Company as Interim Chief Financial Officer in July 1998 and was appointed Vice President, Finance and Chief Financial Officer and Secretary in September 1998. Prior to joining the Company, Mr. Foster was employed by California Microwave, Inc. from April 1979 through June 1998, the last eight years as Vice President and Treasurer. Prior thereto, Mr. Foster was employed by Watkins-Johnson Company, as a division financial officer, from June 1973 to April 1979. Mr. Foster holds a B.A. degree and an M.B.A. from Stanford University.

     Dr. Welch was appointed Vice President of Corporate Development and Chief Technical Officer in September 1998. He joined the Company in January 1985 as a member of the technical staff. In January 1991, he became Manager of the Research Department. In 1992, Dr. Welch was appointed Vice President, Research & Development. Dr. Welch became Vice President, Systems Group upon its creation in January 1996. Dr. Welch received a B.S. degree in electrical engineering from the University of Delaware in 1981 and a Ph.D. in electrical engineering from Cornell University in 1985. Dr. Welch received the Adolph Lomb Award from the Optical Society of America in 1994 for his contributions to the commercialization of semiconductor optoelectronics and lasers. In 1998 he received the Engineering Achievement Award from the Lasers and Electro-Optics Society of the IEEE for his "design, development and commercialization of high power diffraction limited semiconductor lasers".

     Mr. Geeslin has been a Director of the Company since July 1992. Mr. Geeslin is Senior Vice President of The Sprout Group, where he has been employed since 1984. In addition, he is a direct or indirect general or limited partner of a series of investment funds associated with The Sprout Group, a division of DLJ Capital Corporation, a subsidiary of Donaldson, Lufkin & Jenrette, Inc. Mr. Geeslin is also a director of several privately held companies. Mr. Geeslin received a B.S.E.E. degree from Stanford University in 1975, an M.A. degree in Philosophy, Politics and Economics from Oxford College in 1977, and an M.S. degree in engineering-economic systems from Stanford University in 1978.

     Mr. Holbrook has been a Director of the Company since December 1995. Mr. Holbrook retired as Chief Technical Officer of Advanced Micro Devices ("AMD") in August 1994. Mr. Holbrook joined AMD in 1973 and served in a number of executive capacities. He was elected a corporate officer in 1978 and in 1982 was named Executive Vice President and Chief Operating Officer. In 1986 Mr. Holbrook was named President of AMD and elected to the board of directors. In 1989 he moved from Chief Operating Officer to Chief Technical Officer and in 1990 from President to Vice Chairman, a position he held until April 1996. Prior to joining AMD, Mr. Holbrook held engineering management positions with Fairchild Semiconductor and Computer Micro Technology Corporation. Mr. Holbrook received a B.S. degree in engineering from UCLA in 1963 and an M.S. degree in electrical engineering from Stanford University in 1966.

     Mr. Melton has been a director of the Company since July 1992. Mr. Melton retired as Executive Vice President of the Company in August 1998. Mr. Melton joined the Company in 1988 and served in a number of executive capacities. Prior to joining the Company, Mr. Melton held management positions with Watkins-Johnson Company and Control Data Corporation. Mr. Melton earned a B.S. degree in chemistry from the University of Oklahoma in 1958, and an M.B.A. from Stanford University in 1963.

     Dr. Myers has been a Director of the Company since December 1992. Dr. Myers is Senior Vice President, Corporate Research and Technology of Xerox Corporation, responsible for worldwide research and technology. Since joining Xerox in 1964, Dr. Myers has held several research and engineering positions. He was named Vice President and Manager of the Webster Research Center in 1984. He was elected Corporate Vice President in May 1989 and was named to his current position in February 1992. Dr. Myers earned a B.S.

degree in geology and physics from Earlham College, Richmond, Indiana, in 1960 and a Ph.D. in material sciences from Pennsylvania State University in 1964.

     Dr. Schwettmann has been a director of Company since October 1994. Dr. Schwettmann served as President, Chief Operating Officer and a Director of Read-Rite Corporation from May 1993 until his retirement in May 1997. Dr. Schwettmann has held positions as Chairman of the Advisory Committee for Integrated Systems at Stanford University, member of the Board of the Applied Technology Institute for Microelectronics and member of the Board of SEMATECH. He currently serves on the Board of Actel Corporation. Prior to joining Read-Rite, Dr. Schwettmann worked for Hewlett-Packard Company from 1976 to 1993, his most recent position being Vice President and General Manager of the Circuit Technology Group. Dr. Schwettmann received his B.Ch.E. degree from The City College of New York in 1961, his M.Ch.E. degree from New York University in 1964, and his Ph.D.Ch.E. degree from The City University of New York in 1969.

                             EXECUTIVE COMPENSATION

COMPENSATION TABLES

     The following tables set forth certain information concerning compensation of and stock options held by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers").

     In 1997, the Company changed from a calendar year end to a 52-53 week year ending on the Friday closest to December 31. Fiscal year 1998 ended January 1, 1999. For ease of discussion and presentation all fiscal year ends are referred to as ending on December 31.

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                     COMPENSATION
                                                                        AWARDS
                                                                     ------------
                                       ANNUAL COMPENSATION            SECURITIES
                                 --------------------------------     UNDERLYING        ALL OTHER
  NAME AND PRINCIPAL POSITION    YEAR    SALARY($)    BONUS($)(1)     OPTIONS(2)     COMPENSATION(3)
  ---------------------------    ----    ---------    -----------    ------------    ---------------
Donald R. Scifres..............  1998    $233,571       $    --             --          $  3,080
  Chairman of the Board,         1997     222,412            --         25,000             3,868
  Chief Executive Officer and    1996     209,312            --             --             4,750
  President
Gregory P. Dougherty...........  1998     183,347        37,100         30,100             2,586
  Chief Operating Officer        1997     120,582            --         28,000           114,154(4)
Richard R. Craig...............  1998     179,717         7,000         10,100             2,213
  Vice President, Materials      1997     138,746            --         12,000            11,368(5)
  Processing and Printing        1996     126,399         4,000             --             2,521
David F. Welch.................  1998     167,022            --         10,100             2,578
  Vice President of Corporate    1997     151,594            --         15,000             2,572
  Development and Chief          1996     138,067        14,088         12,000             2,382
  Technical Officer
Robert J. Lang.................  1998     138,614        34,433         10,100             2,617
  Vice President, Research and   1997     117,803         5,000         13,000             3,536(6)
  Development                    1996     106,938         5,000          7,500             2,253

---------------
(1) Includes bonus amounts in the year earned, rather than in the year in which each such bonus amount was paid or is to be paid.

(2) Options granted pursuant to the Company's 1995 Stock Option Plan. The options vest annually over a four year period at the rate of 25% per year.

(3) Represents group term life insurance premiums paid by the Company and matching contributions paid by the Company under the Company's 401(k) plan.

(4) Includes $111,942 in relocation and related expenses paid to Mr. Dougherty in 1997.

(5) Includes $9,229 in relocation and related expenses paid to Mr. Craig in 1997.

(6) Includes $500 in referral bonus paid to Mr. Lang in 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides certain information with respect to the grant of stock options under the Company's 1995 Stock Option Plan (the "Plan") to each of the Named Executive Officers during the fiscal year ended December 31, 1998.

                                                                                          POTENTIAL REALIZABLE
                                                                                        VALUE AT ASSUMED ANNUAL
                                 NUMBER OF                                                RATES OF STOCK PRICE
                                 SECURITIES     % OF TOTAL                                  APPRECIATION FOR
                                 UNDERLYING     OPTIONS TO     EXERCISE                      OPTION TERM(4)
                                  OPTIONS      EMPLOYEES IN    PRICE PER   EXPIRATION   ------------------------
             NAME                GRANTED(1)   FISCAL YEAR(2)   SHARE(3)       DATE          5%           10%
             ----                ----------   --------------   ---------   ----------   ----------    ----------
Donald R. Scifres..............        --            --         $   --            --     $     --      $     --
Gregory P. Dougherty...........    10,000          1.55%         20.75      02/27/08      130,494       330,701
                                      100          0.02%         24.75      04/30/08        1,556         3,944
                                   20,000          3.09%         17.00      08/31/08      213,822       541,871
Richard R. Craig...............    10,000          1.55%         20.75      02/27/08      130,494       330,701
                                      100          0.02%         24.75      04/30/08        1,556         3,944
David F. Welch.................    10,000          1.55%         20.75      02/27/08      130,494       330,701
                                      100          0.02%         24.75      04/30/08        1,556         3,944
Robert J. Lang.................       100          0.02%         24.75      04/30/08        1,556         3,944
                                   10,000          1.55%         17.00      08/31/08      106,911       270,935

---------------
(1) Each of these options vests over four years at a rate of 25% of the shares subject to the option per year and has a ten-year term.

(2) Based on a total of 646,863 options granted to employees of the Company in 1998, including the Named Executive Officers.

(3) The exercise price per share of options granted represented the fair market value of the underlying shares of Common Stock on the date the options were granted.

(4) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. Actual gains, if any, on stock option exercise are dependent upon a number of factors, including the future performance of the Common Stock, overall stock market conditions, and the timing of option exercises, if any. There can be no assurance that amounts reflected in this table will be achieved.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table discloses for the Named Executive Officers information regarding options to purchase the Company's Common Stock exercised during 1998 and options to purchase the Company's Common Stock held at the end of 1998.

                                                                NUMBER OF
                                                          SECURITIES UNDERLYING           VALUE OF UNEXERCISED
                                                          UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                             SHARES         VALUE          FISCAL YEAR END (#)           FISCAL YEAR END($)(2)
                           ACQUIRED ON   REALIZED(1)   ----------------------------   ----------------------------
          NAME             EXERCISE(#)       ($)        EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
          ----             -----------   -----------   ----------------------------   ----------------------------
Donald R. Scifres........    37,000       $927,930       442,247         32,457       $16,868,709     $  896,149
Gregory P. Dougherty.....        --             --         7,000         51,100           157,500      1,115,237
Richard R. Craig.........    19,133        391,462        47,663         25,325         1,550,900        600,126
David F. Welch...........        --             --        35,423         32,450         1,086,624        773,704
Robert J. Lang...........        --             --        36,306         24,725         1,264,662        557,938

---------------
(1) The value realized upon the exercise of stock options represents the positive spread between the exercise price of stock options and the fair market of the shares subject to such options on the exercise date.

(2) The value of "in-the-money" stock options represents the positive spread between the exercise price of options and the fair market value of the underlying shares on December 31, 1998.

COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCK AND INSIDER PARTICIPATION

     During 1998, the Compensation and Stock Option Committee established levels of compensation for the Company's executive officers. Dr. Myers currently serves as a member of the Compensation and Stock Option Committee of the Company's Board of Directors.

     Dr. Myers is Senior Vice President, Corporate Research and Technology of Xerox Corporation. During 1998 the Company sold approximately $50,000 of products to Xerox Corporation. In addition, the Company has entered into certain agreements with Xerox Corporation. See "Certain Relationships and Related Transactions -- Agreements with Xerox Corporation."

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

     The Compensation and Stock Option Committee (the "Committee") of the Board of Directors sets the compensation of the Chief Executive Officer of the Company, reviews the design, administration and effectiveness of the compensation program for executive officers, and approves annual bonuses and stock option grants for all executive officers. The Committee, serving under a charter adopted by the Board of Directors, is composed entirely of outside directors who have never served as officers of the Company.

     The Company operates in the extremely competitive and rapidly changing high technology industry. The Company believes that the compensation programs for executive officers of the Company should be designed to attract, motivate and retain talented executives responsible for the success of the Company and should be determined within a competitive framework and based on the achievement of overall Company financial results and individual contributions.

     The compensation for each of the Company's executive officers consists of a base salary, an annual bonus and long-term incentive compensation in the form of stock option grants. Information obtained from available surveys of executive compensation in the high technology industry is used to determine total compensation levels. Based upon the Company's actual performance compared to its performance goals and the individual's performance compared to his or her performance goals the Committee then considers the award of a cash bonus.

     The Committee met in February 1999 to evaluate the annual bonus payable to the Company's executive officers and employees for fiscal 1998. In general, the performance factors utilized by the Committee to evaluate whether bonuses should be granted to Company's executive officers for fiscal 1998 are quantifiable and include, but are not limited to, the following: the Company's performance based on both revenue and profit before interest and taxes that must be attained before a portion of the incentives are awarded, and the officer's overall individual performance in his or her position and relative contribution during the year. Based on the above criteria, bonuses were paid to three of the Company's executive officers for fiscal 1998.

     Based on the above criteria, the Committee believes that the Company's executive officers are committed to achieving positive long-term financial performance and enhanced stockholder value, and that the compensation policies and programs discussed in this report have motivated the Company's executive officers to work toward these goals oriented to increasing stockholder value.

     The goal of the Company's long-term incentive compensation in the form of stock options is to align the interests of executive officers with those of stockholders and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The Committee determines the size of each stock option grant according to each executive's position within the Company and sets a level it considers appropriate to create a meaningful opportunity for equity-based compensation. In addition, the Committee takes into account an individual's recent performance, his or her potential for future responsibility and promotion, and comparable awards made to individuals with comparable positions in other high technology companies. The relative weight given to each of these factors varies among individuals at the Committee's discretion.

     In February 1998, the Committee determined the annual base salary for the Chief Executive Officer for 1998. In setting Dr. Scifres' annual base salary the Committee based its decision on Dr. Scifres personal performance of his duties and on salary levels paid to chief executive officers of other high technology companies, and set his compensation somewhat below the 50th percentile of the surveyed data.

     The Company is required to disclose its policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly held corporation is limited to no more than $1 million per year. For the fiscal year ended December 31, 1998, no executive officer of the Company received $1 million in total compensation, nor does the Company anticipate that compensation payable to any executive officer will exceed $1 million for fiscal year 1999.

                                          Compensation and Stock Option
                                          Committee

                                          Mark B. Myers, Ph.D.
                                          Frederic N. Schwettmann, Ph.D.

April 9, 1999

PERFORMANCE GRAPH

     The following chart compares the cumulative total stockholder return on the Company's Common Stock since the date of the Company's initial public offering (March 15, 1995) through the fiscal year ended December 31, 1998, with the cumulative total return on the CRSP Total Return Index for The NASDAQ Stock Market (U.S. Companies) and the H&Q Technology Index for selected technology stocks. The comparison assumes $100 was invested on March 15, 1995 in the Company's Common Stock and in each of the foregoing indices, and assumes reinvestment of dividends, if any. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                                                                              NASDAQ STOCK MARKET--
                                                        SDL, INC.                     U.S.                H&Q TECHNOLOGY INDEX
                                                        ---------             ---------------------       --------------------
'03/15/95'                                               100.00                      100.00                      100.00
'03/31/95'                                               160.94                      101.22                      100.94
'06/30/95'                                               187.00                      115.62                      126.00
'09/30/95'                                               176.56                      130.00                      142.00
'12/31/95'                                               150.00                      131.00                      135.00
'03/31/96'                                               198.43                      137.06                      137.00
'06/30/96'                                               260.15                      149.00                      147.00
'09/30/96'                                               192.13                      154.00                      156.00
'12/31/96'                                               246.02                      162.00                      167.00
'03/31/97'                                               160.54                      152.82                      159.61
'06/30/97'                                               179.29                      180.83                      192.11
'09/30/97'                                               189.84                      211.42                      232.82
'12/31/97'                                               135.93                      198.27                      196.31
'03/31/98'                                               223.00                      232.00                      238.00
'06/30/98'                                               224.00                      238.00                      243.00
'09/30/98'                                               117.00                      216.00                      216.00
'12/31/98'                                               371.00                      279.00                      305.00

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SALES TO AND AGREEMENTS WITH XEROX

     During 1998 the Company sold approximately $50,000 of products to Xerox Corporation ("Xerox"). Mark B. Myers, a Director of the Company, is a Senior Vice President of Xerox. The Company believes that these sales were made on terms no less favorable to the Company than would have been obtained from unaffiliated third parties.

     Effective September 1992, the Company and Xerox entered into an agreement addressing the relationship of the parties for the conduct of certain research and development regarding semiconductor laser arrays. The research and development program is an annually renewable five year effort funded by the National Institute of Standards and Technology ("NIST") in the aggregate amount $8,925,000, with matching funds scheduled to be contributed by the Company and Xerox in the aggregate amount of $2,947,000 and $6,158,000, respectively over the same period, subject to specified adjustments in the event NIST reduces their funding. Under the terms of the research and development agreement, the Company and Xerox will develop technology conceived and reduced to practice, developed or authored under the research and development program and each party will have certain exclusive rights to such technology for use in its specified field. The Company and Xerox will license to each other solely-owned technology and certain other technologies related to the program. In September 1992, the Company, on behalf of itself and Xerox entered into the first year of the cooperative agreement with NIST pursuant to which the parties agreed to the conduct of and funding for the aforementioned research program. The cooperative agreement was subsequently renewed by NIST in November 1993, November 1994 and renewed for the final two years in September 1995. Work under this agreement was completed in January 1998.

     In June 1996, the Company, Xerox and several other parties created a follow-on consortium to continue the research and development of a semiconductor laser that emits blue light. The project is funded by the Defense Advanced Research Project Agency ("DARPA") in the aggregate amount for the consortium of $4,753,948, scheduled to be paid over three years, with matching funds scheduled to be contributed by the Company and Xerox in the amounts of $1,369,727 and $851,580, respectively, over the same period with additional funds to be contributed by the other consortium members. The consortium members shall retain all right, title and interest throughout the world to each invention developed under the program. The three principal members of the consortium, including the Company and Xerox, agreed to provide cross licenses to the other principal members on all patents which may issue for any invention related to Metal Organic Chemical Vapor Deposition growth of III-V nitrides.

STOCK OPTION PROMISSORY NOTES AND ESCROW INSTRUCTION AGREEMENTS

     In connection with the exercise of certain of their options to purchase Company stock, certain employees, including all of the officers of the Company, issued the Company promissory notes for the exercise price of such options. The notes have five-year terms, with the principal due at the end of such term, accrued but unpaid interest payable annually, and interest rates ranging from 5.00% to 8.00%. The aggregate principal and accrued interest balance of such notes as of December 31, 1998 was approximately $40,000. In connection with the exercise of such options and such notes, certain employees, including all of the officers of the Company, entered into joint escrow instruction agreements to hold in escrow shares issued upon exercise of such options until full payment of such notes or termination of certain first refusal or repurchase rights set forth in the respective option agreements.

     On March 31, 1997, the Company hired Gregory P. Dougherty as its Vice President, Communications and Material Processing Components Group. Pursuant to Terms of Employment Offer extended to Mr. Dougherty dated February 21, 1997, the Company agreed to compensate Mr. Dougherty as follows: Relocation Incentives. The Company loaned Mr. Dougherty $612,000 in connection with the purchase of a house in San Jose, California, with a 10-year term at no interest, secured by a mortgage on the house. Mr. Dougherty is to pay against the principal of the loan
(i) 100% of any amount paid under the Option Appreciation Guarantee against the principal of the loan and (ii) 50% of the net after-tax proceeds of all bonus payments received from the Company during the term of the loan. Of the loan principal, $200,000 is to be forgiven on each of March 31, 2002 and March 31, 2007, in each case provided that Mr. Dougherty is employed by the Company at the time. The remaining principal of the loan is due on March 31, 2007. In the event of termination of Mr. Dougherty's employment, payment on the loan is accelerated. In the event of involuntary termination or Mr. Dougherty's death or disability, Mr. Dougherty has the option for one year to require the Company to repurchase the house at the higher of the original purchase price or the appraised market value at the time of termination. Sale of Pennsylvania Residence. The Company further assisted Mr. Dougherty in his relocation by paying Mr. Dougherty a total of $62,742 in connection with the sale of his prior residence. Additional Relocation Assistance. In addition, the Company paid Mr. Dougherty $49,200 and loaned Mr. Dougherty $150,800 in connection with his relocation. The loan is forgiven at the rate of 20% of the principal thereof on each of the first 5 anniversaries of Mr. Dougherty's employment date, on the condition that he is still employed by the Company. In the event of involuntary termination or termination for any reason after 12 months of continuous employment with the Company, the entire amount of such loan will be forgiven. Stock Option Grants. Mr. Dougherty was granted a stock option on 28,000 shares of Company Common Stock at an exercise price of $19.25 (the "Initial Grant"), which was the fair market value at the time of grant. With respect to the Initial Grant, the Company also gave Mr. Dougherty a right to receive, effective on March 31, 1999, a payment of $200,000 minus the difference between the aggregate market value of the Initial Grant and the total exercise price of the Initial Grant, based on the three day average price of the Company's Common Stock over the period from March 30 through April 1, 1999 (the "Option Appreciation

Guarantee"). As a result of the calculation of the average price of the Company's Common Stock over the measurement period, no payment is required to be made to Mr. Dougherty under the Option Appreciation Guarantee. In addition, the Company committed to grant to Mr. Dougherty an additional option grant on or about March 31, 1999 covering 14,000 shares of Company Common Stock subject to the conditions that Mr. Dougherty is employed by the Company at that time and that the Company's stock option plan is in effect at that time. It's expected that these options will be granted to Mr. Dougherty on April 30, 1999.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of March 19, 1999 by (a) each stockholder known by the Company to be the beneficial owner of more than five percent of the Company's Common Stock, (b) each director and nominee for director of the Company, (c) each executive officer named in the Summary Compensation Table above who beneficially owns shares and (d) all executive officers, directors and nominees for director who beneficially own shares, as a group.

                                              NUMBER OF SHARES    PERCENTAGE OF SHARES
         NAME OF BENEFICIAL OWNER            BENEFICIALLY OWNED   BENEFICIALLY OWNED(1)
         ------------------------            ------------------   ---------------------
LeRoy C. Kopp and Kopp Investment Advisors,
  Inc.(2)..................................      3,771,105                25.7%
United States Trust Company of New
  York(3)..................................      1,358,795                 9.3
Donald R. Scifres(4).......................      1,051,867                 7.0
John P. Melton(5)..........................        119,932                   *
David F. Welch(6)..........................        109,511                   *
Richard R. Craig(7)........................         58,453                   *
Robert J. Lang(8)..........................         37,428                   *
Mark B. Myers(9)...........................         14,700                   *
Frederic N. Schwettmann(10)................         14,700                   *
Anthony B. Holbrook(11)....................         12,000                   *
Gregory P. Dougherty(12)...................          9,700                   *
Keith B. Geeslin(13).......................          6,211                   *
All executive officers and directors as a
  group (11 persons)(14)...................      1,439,502                 9.5%

---------------
  *  Less than one percent.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 19, 1999 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Applicable percentages are based on 14,650,862 shares outstanding on March 19, 1999, adjusted as required by the rules. To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

 (2) LeRoy C. Kopp and Kopp Investment Advisors, Inc.'s address is 7701 France Avenue South, Suite 500, Edina, Minnesota 55435. Such information is based on a Schedule 13G filed by such stockholder with the Securities and Exchange Commission and reflects stock held as of December 31, 1998 , including 977,200 shares as to which Kopp Investment Advisors, Inc. has sole voting power, 665,000 shares of which Kopp Investment Advisors, Inc. has sole investment power, and 3,106,105 shares of which Kopp Investment Advisors, Inc. has shared investment power.

 (3) United States Trust Company of New York's address is 114 West 47th Street, New York, New York 10036. Such information is based on a Schedule 13G filed by such stockholder with the Securities and Exchange Commission and reflects stock held as of December 31, 1998, including 1,358,795 shares as to which United States Trust Company of New York has shared voting and investment power.

 (4) Includes (i) 521,914 shares held by The Donald R. and Carol D. Scifres Revocable Living Trust and 99,450 shares held by Dr. Scifres' five dependent children and (ii) 402,204 options exercisable during the sixty-day period following March 19, 1999. Dr. Scifres' address is c/o SDL, Inc., 80 Rose Orchard Way, San Jose, California 95134.

 (5) Includes (i) 110,982 shares held by John Philip Melton and Eve Wood Melton or successor(s), as trustees of the Melton Family Trust DTD 8/6/92 and (ii) 8,950 options exercisable during the sixty-day period following March 19, 1999.

 (6) Includes (i) 9,000 shares held by David F. Welch and Heidi A. Welch, Trustees F/A/O The Welch Charitable Remaining Unit Trust DTD 10/17/95 and
     (ii) 39,873 options exercisable during the sixty-day period following March 19, 1999.

 (7) Includes 49,485 options exercisable during the sixty-day period following March 19, 1999.

 (8) Includes 32,656 options exercisable during the sixty-day period following March 19, 1999.

 (9) Includes 14,700 options exercisable during the sixty-day period following March 19, 1999.

(10) Includes 14,700 options exercisable during the sixty-day period following March 19, 1999.

(11) Includes 12,000 options exercisable during the sixty-day period following March 19, 1999.

(12) Includes 9,600 options exercisable during the sixty-day period following March 19, 1999.

(13) Includes 1,500 options exercisable during the sixty-day period following March 19, 1999.

(14) Includes 585,668 options exercisable during the sixty-day period following March 19, 1999.

                             STOCKHOLDER PROPOSALS

     Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. For stockholder proposals to be considered properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice therefor in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company, between February 12, 2000 and March 13, 2000. A stockholder's notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

     Requirements for Stockholder Proposals to be Considered for Inclusion in the Company's Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the Company's 2000 Annual Meeting of Stockholders must be received by the Company not later than December 10, 1999 in order to be considered for inclusion in the Company's proxy materials for that meeting.

                                 OTHER MATTERS

     Compliance with Section 16(a) of the Exchange Act. Section 16(a) of the Exchange Act requires the Company's officers and directors and persons who own more than ten percent of the Company's Common Stock (collectively, "Reporting Persons") to file reports of ownership and changes in ownership with the SEC and the NASDAQ National Market. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons, during 1998, the Company believes that all reporting persons complied with all applicable reporting requirements.

     Other Matters. The Board of Directors knows of no other business which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

     It is important that the proxies be returned promptly and that your shares be represented.

     Stockholders are urged to fill in, sign and promptly return the accompanying form in the enclosed envelope.

                                          By Order of the Board of Directors

                                          Michael L. Foster,
                                          Vice President, Finance and
                                          Chief Financial Officer and Secretary

April 9, 1999
San Jose, California

                        [FORM OF FRONT OF PROXY CARD]

                                                                   PROXY

                                  SDL, INC.
                             80 ROSE ORCHARD WAY
                              SAN JOSE, CA 95134

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING ON MAY 13, 1999.

      Donald R. Scifres and Michael L. Foster, or any one of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of SDL, Inc. (the "Company"), to be held on Thursday, May 13, 1999, and any adjournment or postponement thereof.

      Election of one (1) Class 2 Director (or if the nominee is not available for election, such substitute as the Board of Directors or the proxy holders may designate). Nominees: DR. MYERS.

                          [FORM OF BACK OF PROXY CARD]


      Shares represented by this proxy will be voted as directed by the shareholder. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF ALL DIRECTORS, AND FOR ITEMS 2, 3 & 4.


------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND FOR PROPOSALS 2, 3 & 4.


------------------------------------------------------------------------------

1.    Election of Director (see reverse):

               / /   FOR         / /    WITHHELD

               FOR, except vote withheld from the following nominee:

               -------------------------------------------------------

               -------------------------------------------------------

2. To approve an amendment to the Company's Date 1995 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder from 850,000 to 1,150,000 shares.

               / / FOR         / / AGAINST         / / ABSTAIN

3. To approve an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock.

               / / FOR         / / AGAINST         / / ABSTAIN

4. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the 1999 fiscal year:

               / / FOR         / / AGAINST         / / ABSTAIN

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.


MARK HERE FOR
ADDRESS CHANGE               / /
AND NOTE AT RIGHT

Please sign exactly as your name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature                                      Date
           --------------------------------        -----------------------


Signature                                      Date
           --------------------------------        -----------------------



PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.